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                               EXHIBIT 23(h)(2)(iii)
                 FORM OF AMENDMENT TO TRANSFER AGENCY AGREEMENT

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                   AML AMENDMENT TO TRANSFER AGENCY AGREEMENT

         CNI Charter Funds (the  "Trust") and SEI  Investments  Fund  Management
("SEIFM")  are  parties  to  an  agreement  dated  as  of  April  1,  1999  (the
"Agreement") under which SEIFM performs certain transfer agency and/or recordkeeping services for the Trust.

         In connection with the enactment of the USA PATRIOT Act of 2001 and the regulations promulgated thereunder (collectively the Act"), the Trust is required to adopt an Anti-Money Laundering ("AML") Program. The Trust and SEIFM agree to amend the Agreement to delegate to SEIFM certain responsibilities in connection with the Act and the Trust' AML Program, as further set forth below.

1.       Adoption of Program; Delegation to SEIFM

(a) The Trust acknowledges that it is a financial institution subject to the Act and the Bank Secrecy Act (collectively, the "AML Acts"). The Trust has adopted, and agrees to comply with, a written AML Program and has appointed an AML Compliance Officer, each of which actions have been approved by the Board of Trustees of the Trust (the "Board"). Subject to delegation of certain responsibilities to SEIFM, as provided below, the Trust's AML Program is reasonably designed to ensure compliance in all material respects with the AML Acts and applicable regulations adopted thereunder (the "Applicable AML Laws"), in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

(b) The Trust hereby delegates to SEIFM the performance, on behalf of the Trust, of the services set forth in SCHEDULE A to this Amendment (the "AML Services") with respect to the shareholder accounts maintained by SEIFM pursuant to the Agreement (including, as and to the extent set forth in SCHEDULE A, direct accounts; accounts maintained through FUND/SERV and Networking; and omnibus accounts); and, subject to the terms and conditions of the Agreement and this Amendment, including Section 2(d) below, SEIFM accepts this delegation and agrees to perform the AML Services in accordance with the Trust's and SEIFM' AML Program and to cooperate with the Trust's AML Compliance Officer (as defined below) in the performance of its responsibilities hereunder.

(c) Notwithstanding this delegation, the Trust shall maintain full responsibility for ensuring that its AML Program is and continues to be reasonably designed to ensure compliance with the Applicable AML Laws. SEIFM shall maintain policies, procedures and internal controls that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws and the Trust's AML Program.

(d) The Trust recognizes that the performance of the AML Services involves the exercise of discretion, which in certain circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholders). The Trust authorizes SEIFM to take such actions in the performance of the AML Services as SEIFM deems appropriate and consistent with the Trust's AML Program and Applicable AML Laws.

2.       Exceptions to Procedures; Amendments

(a) The Trust acknowledges and agrees that any deviation from SEIFM' written transfer agent compliance procedures (an "Exception") may involve substantial risk of loss. SEIFM may in its sole discretion refuse to accept any request by the Trust that SEIFM make an Exception to any written compliance or transfer agency procedures adopted by SEIFM, or adopted by the Trust and approved by SEIFM (including any requirements of the Trust's AML Program).

(b) Exception requests may only be made in a writing signed by an authorized representative of the Trust (other than an employee of SEIFM), PROVIDED that an exception concerning the requirements of the Trust's AML Program must be signed by the Trust's anti-money laundering compliance officer ("AML Compliance Officer").


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Approved  exceptions  shall  become  effective  when and only if set  forth in a written acceptance of the Exception signed by SEIFM' AML Compliance Officer. An Exception is effective only on a transaction by transaction basis.

(c) Notwithstanding any provision of the Agreement or this Amendment to the contrary, as long as SEIFM acts in good faith and without gross negligence, SEIFM shall have no liability for any loss, liability, expenses or damages to the Trust resulting from an Exception.

(d) The Trust's AML Officer shall provide forty-five (45) days prior written notice of any amendment to the Trust's AML Program that would have a material impact upon the AML Services to be provided by SEIFM, and any services required to be provided by SEIFM pursuant to such amendment shall be considered an Exception until the consent of SEIFM, which shall not be unreasonably withheld, is obtained.

3.       Representations and Warranties; Documents and Information; Access

(a) The Trust represents and warrants that (i) the Trust has adopted a written AML Program, and has appointed the Trust's AML Compliance Officer; (ii) the AML Program and the designation of the AML Officer have been approved by the Board of Trustees of the Trust (the "Board"); and (iii) the delegation to SEIFM of the AML Services has been approved by the Board.

(b) SEIFM represents and warrants to the Trust that (1) it has adopted and will maintain a written program concerning the anti-money laundering services it provides to its various clients; (2) its policies and procedures are reasonably adequate for it to provide the AML Services and comply with its obligations under this Amendment; (3) it shall conduct (or have a third party conduct) an independent review of its AML Program at least annually and provide the report of such independent review to the Trust; (4) it shall maintain an ongoing training program with respect to its own personnel; and (5) it shall maintain an AML compliance officer to administer the servicing of those aspects of the Trust's AML Program that have been expressly delegated to SEIFM.

(c) The Trust agrees to furnish SEIFM with such information and documents as may be reasonably requested by SEIFM from time to time to provide the AML Services. The Trust agrees to notify SEIFM promptly about any known suspicious activities related to open accounts.

(d) SEIFM agrees to furnish the Trust its written program concerning anti-money laundering services rendered by SEIFM to its various clients. SEIFM agrees to notify the Trust of any change to its anti-money laundering program that would materially impact the Trust's AML Program.

(e) SEIFM shall grant reasonable access to each of the Trust, the AML Compliance Officer, and regulators having jurisdiction over the Trust, to the books and records maintained by SEIFM and related to the AML Services, and shall permit federal examiners to inspect SEIFM for purposes of the Trust's AML
Program. Records may be edited or redacted to maintain confidentiality of materials related to other clients of SEIFM. SEIFM shall make its relevant personnel available to meet or speak with the Board concerning the AML Services at least annually or at such other intervals as may be reasonably necessary or appropriate.

4.       Expenses

In consideration of the performance of the foregoing duties, the Trust agrees to pay SEIFM for the reasonable administrative expense and out of pocket costs that may be associated with such additional duties. The terms of the Agreement shall apply with respect to the payment of such expense in the same manner and to the same extent as any other expenses incurred under the Agreement.

5.       Miscellaneous

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein,


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including any  conflicting  provisions of the Agreement or any provisions of the
Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Section and paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CNI CHARTER FUNDS                          SEI Investments Fund Management

By:  /s/ JOHN MUNCH                        By:  /s/ TIMOTHY D. BARTO
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Title:  VP                                 Title:  VP
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                                   SCHEDULE A

                                  AML SERVICES

With respect to the beneficial  ownership of, and transactions in, shares in the
Fund  for  which  the  Transfer  Agent  maintains  the  applicable   shareholder
information, the Transfer Agent shall:

(a) Review and submit all shareholder financial and non-financial transactions through the Office of Foreign Assets Control Database (and such other lists or databases as may be required from time to time by applicable regulatory authorities), including screening of all shareholder accounts upon changes to such database.

(b) Screen all shareholder accounts at the request of Financial Crimes Enforcement Network ("FinCEN") pursuant to Section 314(a) of the PATRIOT Act and report any positive "hits" to FinCEN.

(c)      Monitor  shareholder   accounts  and  identify  and  report  suspicious
activities that are required to be so identified and reported, in each case consistent with the Trust's and SEIFM' AML Programs.

(d) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trusts' and SEIFM' AML Programs and in accordance with the Act and OFAC.

(e) If and to the extent required by applicable law, ensure that shareholder accounts are not opened until shareholders have been properly identified, their identifying information has been verified, and all reasonable and practicable steps have been taken in accordance with applicable law to ensure that such shareholder's funds are not derived from any illicit activity.

(f) Follow the Funds' policy, which may change from time to time, with respect to the acceptance of cash equivalents, including 3rd party checks.

(g)      Follow the Funds' policy on accounts held by non-US persons.

(h) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's and SEIFM' AML Programs, and make the same available for inspection by (i) the Trust's AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.


NOTES: As concerns Networking Level III accounts and omnibus account, the AML Services performed by SEIFM are subject to a more limited scope, as contemplated under the interim final rule of the Department of the Treasury, 31 CFR 103, effective APRIL 24, 2002 (the "Interim Final Rule").

In the event that SEIFM detects suspicious activity or a "positive" hit as a result of the foregoing procedures, which necessitates the filing by SEIFM of a suspicious activity report, or other similar report or notice to FinCEN or to OFAC, then SEIFM shall also immediately notify the Trust's AML Compliance Officer, unless prohibited by applicable law.